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                                                                    EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 for the Company's Citizens First Savings Bank 401 (K) Plan (Registration No. 333-74218), Citizens First Bancorp, Inc. 2001 Stock-Based Incentive Plan (Registration No. 333-98199) and Citizens First Bancorp, Inc. Management Restricted Stock Purchase Plan (Registration Nos. 333-100516 and 333-122417) and in the Registration Statement on Form S-3 for the Citizens First Bancorp, Inc. Dividend Reinvestment and Optional Cash Purchase Plan (Registration No. 333-115896) of our reports dated March 23, 2006 relating to the consolidated financial statements and the effectiveness of Citizens First Bancorp, Inc.'s internal control over financial reporting, which appear in this Form 10-K.

/s/ BDO SEIDMAN, LLP

Grand Rapids, Michigan
March 23, 2006